SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

     Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

CROWN MEDIA HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SOLICITATION OF PROXIES
Required Vote
Solicitation Costs
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF CEO’S PERFORMANCE BASED COMPENSATION
BOARD INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS
EMPLOYMENT AGREEMENT
EXHIBIT A
APPENDIX B

CROWN MEDIA HOLDINGS, INC.

6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 30, 2002

To the Stockholders of Crown Media Holdings, Inc.:

      We will hold the annual meeting of stockholders (the “Annual Meeting”) of Crown Media Holdings, Inc. (“Crown Media Holdings” or the “Company”) at the offices of the Company at 12700 Ventura Boulevard, Suite 100, Studio City, California, on May 30, 2002, at 11:00 a.m., Pacific Daylight Time (PDT).

      The purpose of the meeting is to:

1. Elect 10 members to the Company’s board of directors (the “Board”);

2. Consider and approve the performance based compensation payable to the Company’s President and Chief Executive Officer; and

3. Consider any other matters that properly come before the meeting and any adjournments.

      Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

      Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on April 5, 2002 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, Suite 500, 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111.

      If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee) you must request a proxy card from your broker in order to vote in person at the meeting.

      Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card.

By Order of the Board of Directors

/s/ JUDITH WHITTAKER
JUDITH WHITTAKER
Secretary

April 29, 2002

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

CROWN MEDIA HOLDINGS, INC.

6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2002

      We anticipate that this Proxy Statement will first be mailed on or about April 29, 2002 to stockholders of the Company by the Board to solicit proxies (the “Proxies”) for use at the Annual Meeting to be held on Thursday, May 30, 2002 at 11:00 a.m., Pacific Daylight Time (PDT) at the offices of the Company at 12700 Ventura Boulevard, Suite 100, Studio City, California or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

      This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

      Stockholders of record can simplify their voting and reduce the Company’s cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

      Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 4:00 p.m. EDT on May 29, 2002.

Voting by Mail

      Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

      Stockholders as of the close of business on April 5, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 73,615,730 shares of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) and 30,670,422 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”) were issued and outstanding. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

      Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

      A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker non-votes will be counted towards a quorum.

      The required vote for Proposal 1 is a plurality of the votes cast, with the ten nominees receiving the highest number of votes cast elected to the Board. The required vote for Proposal 2 is the affirmative vote of the holders of a majority of the voting power, present in person or by proxy and entitled to vote, voting as a single class. A vote withheld from a nominee will be excluded from the vote and have no effect. An abstention will have the same effect as a vote against Proposal 2. Broker non-votes will not be counted as a vote either for or against the proposal and will not be counted in determining the number of shares entitled to vote on Proposal 2.

      A “broker non-vote” occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Solicitation Costs

      Mellon Investor Services LLC was hired to assist in the distribution of proxy materials at a cost of approximately $10,000, plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock. In addition to using the mails, the Company’s officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

      In this proxy statement the terms “we,” “us,” and “our” refer to Crown Media Holdings, Inc. and, unless the context requires otherwise, our subsidiaries that operate our businesses, Crown Media International, LLC (“Crown Media International”), Crown Media United States, LLC (“Crown Media United States”), Crown Media Distribution, LLC (“Crown Media Distribution”), Crown Entertainment Limited (“Crown Entertainment”) and Crown Media Trust (the “Trust)”.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board currently has 11 member positions. There is one vacancy as noted below. Proxy holders will vote for the 10 nominees listed below. All nominees are currently members of our Board and their terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee.

      Pursuant to a stockholders agreement, our Board consists of 11 individuals nominated as follows: six nominated by Hallmark Entertainment Holdings, Inc., the sole holder of our Class B Common Stock and a holder of our Class A Common Stock; one nominated by each of Liberty Media Corporation, VISN Management, Corp., a subsidiary of National Interfaith Cable Coalition, Inc. and J.P. Morgan Partners (BHCA) L.P. (“JP Morgan Partners”); and two independent directors nominated by the Board who are not officers or employees of Hallmark Entertainment Holdings, Liberty Media Corporation, the National Interfaith Cable Coalition or J.P. Morgan Partners. See “Board Information — Structure” and “Certain Relationships and Related Transactions — Stockholders Agreement.”

      Of the nominees for the Board, Robert A. Halmi, Jr., David J. Evans, Robert J. Druten, Donald J. Hall, Jr., Irvine O. Hockaday, Jr. and John P. Mascotte have been nominated by Hallmark Entertainment Holdings; David B. Koff has been nominated by Liberty Media Corporation; Wilford V. Bane, Jr. has been nominated by VISN Management; and Arnold L. Chavkin has been nominated by J.P. Morgan Partners. Each of Liberty Media Corporation, National Interfaith Cable Coalition and J.P. Morgan Partners hold Class A Common Stock. In addition, the Board has nominated Peter A. Lund as an independent director. The vacancy on the Board may be filled subsequent to the 2002 Annual Meeting by the Board in accordance with the stockholders agreement and our bylaws. As a result of provisions in the stockholders agreement and our bylaws, no nominee for the vacancy on the Board will be accepted at the 2002 Annual Meeting.

      Because Hallmark Entertainment Holdings holds Class A Common Stock and all of the Class B Common Stock, representing approximately 90% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

      Robert A. Halmi, Jr., age 45, has been the Chairman of the Board of Crown Media Holdings since May 2000 and prior to that had been Chairman of the board of directors of Crown Media International since April 1996. He has also been the President and Chief Executive Officer of Hallmark Entertainment, LLC (“Hallmark Entertainment”) since April 1994. Mr. Halmi has been an executive producer of award-winning television programming, such as Lonesome Dove, which won several Emmy Awards, a Golden Globe Award and a Peabody Award. Prior to joining Hallmark Entertainment, he was President and Chief Executive Officer of RHI Entertainment since its inception in 1989. He is also a director and President of Hallmark Entertainment Holdings, Inc., the parent company of both Crown Media Holdings and Hallmark Entertainment.

      David J. Evans, age 61, has been the President and Chief Executive Officer and a director of Crown Media Holdings since May 2000. He was the President and Chief Executive Officer of Crown Media International from March 1999 to May 2000, and a director of Crown Media International from July 1999 to May 2000. Prior to that, he was the President and Chief Executive Officer of Telecommunications

International, Inc. from September 1997 until February 1999. From July 1996 until August 1997, Mr. Evans was the Executive Vice President of News Corp. and also the President and Chief Executive Officer of Sky Latin America. Prior to that, he was the President and Chief Operating Officer for Fox Television from August 1994 until June 1996.

      Wilford V. Bane, Jr., age 64, has been a director of Crown Media Holdings since May 2000. He was the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, from October 1990 to February 2001. Mr. Bane also serves as chair of VISN Management, a subsidiary of National Interfaith Cable Coalition. He helped found and launch the Vision Interfaith Satellite Network, the predecessor of Odyssey Network (which was subsequently acquired by us and renamed the Hallmark Channel), and served as the interim Chief Executive Officer for its first two years.

      Arnold L. Chavkin, age 50, has been a director of Crown Media Holdings since May 2000. From 1998 until May 2000, Mr. Chavkin was a director of Crown Media International. Since January 2001 he has been an executive partner of JP Morgan Partners, LLC which serves as the management company for the private equity organization of JP Morgan Chase & Co. From April 1991 to January 2001, he was a general partner, and since January 2001 has been a limited partner, of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners (BHCA) L.P., which invests in private equity opportunities with a significant concentration on the media and telecommunications industries. Prior to 1991, Mr. Chavkin was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group. He is a member of the board of directors of American Tower Corporation, Better Minerals & Aggregates, Carolina Broadband, Encore Acquisition Partners, Inc., HDFC Bank, Triton PCS, Inc. and Carrizo Oil & Gas, Inc. He also serves on the Advisory Investment Boards of Richina Group, the India Private Equity Fund and the Asia Development Partners Fund.

      Robert J. Druten, age 55, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 to May 2000. He has also been an Executive Vice President and the Chief Financial Officer of Hallmark Cards, the indirect parent of Crown Media Holdings, since April 1996. Mr. Druten is the Trustee of Entertainment Properties Trust. He is also a member of the board of directors of Hallmark Entertainment Holdings and Hallmark Cards Holdings Limited.

      Donald J. Hall, Jr., age 46, has been a director of Crown Media Holdings since May 2000 and the President and Chief Executive Officer of Hallmark Cards, the indirect parent of Crown Media Holdings, since January 2002. He was the Executive Vice President, Strategy and Development, of Hallmark Cards from September 1999 to December 2001. He has also been the Vice Chairman of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1997 until August 1999. Prior to that, he was the Vice President, Creative, from January 1995 until August 1997. Mr. Hall is a member of the board of directors of Hallmark Entertainment Holdings and Business Men’s Assurance Company of America.

      Irvine O. Hockaday, Jr., age 65, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 until May 2000. He is a member of the board of directors of Ford Motor Company, Dow Jones & Company, Inc., Sprint Corporation, Aquila Inc. and Estee Lauder Companies Inc. Mr. Hockaday is a trustee of the Hall Family Foundations, the Aspen Institute and Princeton University. He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001. Prior to joining Hallmark Cards in 1983, Mr. Hockaday served as President and Chief Executive Officer of Kansas City Southern Industries, Inc. from 1971 until 1983.

      David B. Koff, age 43, has been a director of Crown Media Holdings since May 2000. He has also been a Senior Vice President of Liberty Media Corporation since February 1998. Prior to that, Mr. Koff was the Vice President, Corporate Development, of Liberty Media Corporation from August 1994 until February 1998.

      Peter A. Lund, age 61, has been a director of Crown Media Holdings since May 2000. He has been a director of Hughes Electronic Corporation since April 2000 and since October 1999, he has been serving as the Chairman and as a director of Eos International, Inc., a direct marketing holding company. He was the

President and Chief Executive Officer of CBS, Inc. from October 1995 until June 1997. Prior to that, Mr. Lund served in a variety of positions with CBS commencing in 1977. He is also a trustee of the University of St. Thomas in St. Paul, Minnesota.

      John P. Mascotte, age 62, has been a director of Crown Media Holdings since May 2000. Mr. Mascotte is a member of the board of directors of Hallmark Cards, the indirect parent of Crown Media Holdings, and also a member of the board of directors of Wyeth Inc. and Business Men’s Assurance Company of America. He was the President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc. from July 1997 to June 2001. Prior to that, he was the Chairman of Johnson & Higgins of Missouri, Inc., a privately held insurance services and employee benefits consulting firm, from January 1996 until June 1997. Mr. Mascotte also served as a consultant to CNA Insurance from May 1995 until December 1995. From 1983 until May 1995, he was the Chairman and Chief Executive Officer of Continental Corporation, an insurance holding company.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES

PROPOSAL 2

APPROVAL OF CEO’S PERFORMANCE BASED COMPENSATION

      On September 18, 2001, the Company entered into an Employment Agreement with David Evans, which superseded and replaced Mr. Evans’ former agreement with the Company which had been entered into on March 1, 1999. The Employment Agreement provides for Mr. Evans’ continued service to the Company as its President and Chief Executive Officer through September 17, 2004. The principal terms of the agreement are described below in “— Executive Employment Agreements — Employment Agreement with David J. Evans.” The Employment Agreement contains certain performance bonus provisions (the “Performance Bonus Provisions”) for which stockholder approval is required in order for any payments made by the Company under such provisions to be tax deductible to the Company, as further described below.

Summary of Performance-Based Provisions

      The following summary of the Performance Bonus Provisions is qualified in its entirety by reference to the full text of such provisions contained in the Employment Agreement attached as Appendix A hereto.

      Under the Employment Agreement, Mr. Evans is entitled to receive a yearly bonus of up to 100% of his then salary rate if the Company has achieved certain levels of revenue and EBITDA, as set by the Board, for each twelve-month period ending September 17th during the term of the agreement. The Company and Mr. Evans have mutually agreed that the twelve-month period for which such bonus should be assessed should be the same as the Company’s fiscal year, that is the 12 month period ending December 31 of each year of the term of the Employment Agreement, pro-rated where applicable. The specific levels of revenue and EBITDA and the corresponding bonus percentages payable to Mr. Evans are as follows:

Percentage of Plan Achieved	Percent of Bonus

Less than 70%	0%
70% up to 80%	33	1/3%
80% up to 95%	66	2/3%
95% or more	100%

      Both revenue and EBITDA will be determined consistently with past practices.

Amounts Payable

      If the Company achieves, for example, 75% of the revenue and EBITDA targets set for any particular annual period, Mr. Evans would be entitled to a bonus payment of 33 1/3% of his then annual salary rate. It is not possible to determine the amounts that may be payable to Mr. Evans under the Performance Bonus Provisions. If the Employment Agreement had been in effect for the entire 2001 fiscal year, then Mr. Evans would have received a performance bonus payment of $666,667, which is 66.67% of his salary during the first year of the term of the Employment Agreement, as the Company achieved 89% of its net revenue and 82% of its EBITDA targets set by the Board for fiscal year 2001.

Federal Income Tax Consequences

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

      The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Company has expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

      The Performance Bonus Provisions have been designed to qualify as performance-based compensation under Section 162(m). Assuming stockholder approval, the Company believes that it will be able to deduct compensation payable to Mr. Evans under the Performance Bonus Provisions of the Employment Agreement. If the stockholders do not approve the Performance Bonus Provisions, the Company will continue under the Employment Agreement which has been approved by the Board and signed by the Company, and the Company would be unable, beginning with income tax matters in 2002, to deduct bonus payments to Mr. Evans under the Employment Agreement.

Recommendation of Board of Directors

      On September 18, 2001, the Board approved the Employment Agreement, including the performance-based provisions contained in the agreement. In approving the performance-based provisions of the Employment Agreement, the Board took into account, among other things, Mr. Evans’ substantial contributions to the Company to date, Mr. Evans’ considerable business experience and media industry experience and the desirability of obtaining Mr. Evans’ long-term future commitment to the Company. The Board also believes that it is desirable that any bonus under the provision be deductible for income tax purposes.

      Mr. Evans has a financial interest in his Employment Agreement and did not participate in the Board’s action on the approval of his Employment Agreement or the recommendation of the Board of Directors regarding Proposal 2.

      FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CEO’S PERFORMANCE BASED COMPENSATION

BOARD INFORMATION

Structure

      Our Board consists of 11 directors, with one vacancy. All of the current members are nominees for re-election. Directors are elected annually. Our Board has an Audit Committee and a Compensation Committee. The membership, duties and responsibilities of each of these committees are described below and the respective reports of these committees to our stockholders are set forth below.

      Nominations to our Board are governed by our bylaws and the Amended and Restated Stockholders Agreement by and among the Company, Hallmark Entertainment Holdings, Liberty Media Corporation,

Liberty Crown, Inc., VISN Management, J.P. Morgan Partners and DirecTV Enterprises, Inc. The Stockholders Agreement provides that the Board will consist of not less than 11 directors, with six nominated by Hallmark Entertainment Holdings, one nominated by each of Liberty Media, VISN Management and J.P. Morgan Partners and two independent directors (who may not be officers, employees or directors of any of the parties to the Stockholders Agreement or their affiliates) to be nominated by the Board. The right of any party to nominate a director pursuant to the Stockholders’ Agreement will terminate on the later of (1) the party owning less than 5% of our common stock then outstanding, or (2) the party ceasing to own at least 75% of the amount of our common stock that the party owned immediately following completion of our initial public offering on May 9, 2000 (“IPO”). See “Certain Relationships and Related Transactions — Stockholders Agreement.”

Meetings

      In 2001, the Board held a total of nine meetings, and took action three times by unanimous written consent. All of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2001.

Committees

Audit Committee

      The Audit Committee held four meetings in 2001. The members of the Audit Committee are Messrs. Mascotte, Chairman, Chavkin and Lund, each of whom are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards for the Nasdaq National Market. The Board has adopted a written charter for the Audit Committee, a copy of which appears as Appendix B to this proxy statement. The functions of the Audit Committee are to:

•	provide oversight relating to our financial reporting process, systems of internal accounting and financial controls, the internal audit process and the annual independent audit of our annual financial statements;

•	annually, together with the Board, evaluate and appoint our independent auditors;

•	discuss with our internal and independent auditors the scope and plans for their respective audits;

•	discuss with management, our internal auditors and our independent auditors the adequacy and effectiveness of our accounting and financial controls;

•	discuss and review the results of our annual audit separately with our internal auditors and our independent auditors;

•	annually, report to the Board whether the Committee recommends inclusion of the financial statements in our Annual Report on Form 10-K;

•	prepare the report required by the Securities and Exchange Commission for our annual proxy statement;

•	review and approve any non-audit services, other than tax and accounting consulting directly related to audit compliance, that management propose be rendered by the Company’s independent auditor;

•	review any proposed employment offer by the Company to an employee or former employee of the independent auditor and discuss with the management the actions intended to be taken by the management and the independent auditor to ensure the auditor maintains independence; and

•	comply with any additional requirements set forth in the Audit Committee’s charter.

Compensation Committee

      The Compensation Committee held one meeting and took action five times by unanimous written consent in 2001. The Compensation Committee functions are to review and approve annual salaries, bonuses and grants of stock options, if any, for all executive officers and key members of our management staff, and to review and approve the terms and conditions of all employee benefit plans or changes to the plans. The members of the Compensation Committee are Messrs. Chavkin, Chairman, Bane, and Druten, none of whom are employees of the Company. See “Executive Compensation and Other Matters — Report of the Compensation Committee” and “— Compensation Committee Interlocks and Insider Participation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 31, 2002, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executives (defined below), each director, each holder of more than 5% of either Class A or Class B Common Stock, and all current directors and executive officers as a group.

      Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them, unless otherwise noted. The percentage of beneficial ownership is based on 73,605,730 shares of our Class A Common Stock and 30,670,422 shares of our Class B Common Stock outstanding as of March 31, 2002.

Amount and Nature of Beneficial Ownership(1)

	Class A			Class B		% Total
	Common	Percent		Common	Percent	Voting
	Stock	of Class		Stock	of Class	Power

Name and Address of Beneficial Owner 5% Stockholders:
Hallmark Entertainment Holdings, Inc.(2)	39,135,649 (2)	53.2	(2)	30,670,422	100.0	90.9
1325 Avenue of the Americas, New York, NY 10019
Hallmark Cards, Incorporated(2)(3)	75,000	(2)(3)		(2)(3)	(2)(3)	(2)(3)
2501 McGee Street, Kansas City, MO 64108
Liberty Media Corporation(4)	9,416,746	12.8		—	—	2.5
9197 South Peoria Street, Englewood, CO 80112
National Interfaith Cable Coalition, Inc.(5)	6,338,028	8.6		—	—	1.7
74 Trinity Place, Ste 1550, New York, NY 10006
J.P. Morgan Partners (BHCA), L.P.(6)	3,844,420	5.2		—	—	1.0
390 Madison Avenue, New York, NY 10017
DirecTV Enterprises, Inc.(7)	5,360,202	7.3		—	—	1.4
2230 E. Imperial Hwy, El Segundo, CA 90245
Directors and Officers:
Robert A. Halmi, Jr.	175,000		*	—	—		*
Wilford V. Bane, Jr.(8)	7,800		*	—	—		*
Arnold L. Chavkin(6)	3,844,420	5.2		—	—	1.0
Robert J. Druten	9,500		*	—	—		*
Donald J. Hall, Jr.(3)	2,500		*	—	—		*
Irvine O. Hockaday, Jr.	20,000		*	—	—		*
David B. Koff(8)	7,800		*	—	—		*
Peter A. Lund(8)	7,800		*	—	—		*
John P. Mascotte(9)	17,800		*	—	—		*
David J. Evans(10)	859,641	1.2		—	—		*
Lana E. Corbi(11)	90,035		*	—	—		*
Paul A. FitzPatrick(12)	40,000		*	—	—		*
Russel H. Givens, Jr.(13)	192,521		*	—	—		*
Chris R. Moseley(12)	42,500		*	—	—		*
All directors and executive officers as a group (16 persons)(6)(14)	5,429,352	7.2		—	—	1.4

*	The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)	Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of March 31, 2002 by the person indicated and shares underlying options owned by such person on March 31, 2002 that were exercisable within 60 days of that date.

(2)	Based on a Schedule 13D/ A filed on March 22, 2002 jointly by Hallmark Cards and Hallmark Entertainment Holdings (the “Hallmark 13D”), who share voting and dispositive power with respect to 30,670,422 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 39,210,649 shares of Class A Common Stock. Does not include, under the column headed “Class A Common Stock,” the number of shares of Class A Common Stock that Hallmark Entertainment Holdings would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, would equal 66.9% of the total outstanding Class A Common Stock, or the 425,000 shares held in escrow pending settlement of the stockholder suit regarding the purchase of our film library. Hallmark Entertainment Holdings is a wholly-owned subsidiary of Hallmark Cards.

(3)	Based on the Hallmark 13D, Hallmark Cards has sole voting and dispositive power with respect to the 75,000 shares of Class A Common Stock. Excludes the 30,670,422 shares of Class B Common Stock and the 39,135,649 shares of Class A Common Stock over which Hallmark Entertainment Holdings and Hallmark Cards share voting and dispositive power and the equivalent number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible at the option of the holder. Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by Hallmark Entertainment Holdings and Hallmark Cards, as Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards.

(4)	Based on a Schedule 13D filed on May 19, 2000 and a Form 4 filed on January 8, 2002 by Liberty Media Corporation.

(5)	Based on a Schedule 13D filed on May 19, 2000 jointly by National Interfaith Cable Coalition and VISN Management who share voting and dispositive power with respect to the reported shares.

(6)	Based on a Schedule 13G filed on February 26, 2002 by J.P. Morgan Partners. Includes 7,800 shares of Class A Common Stock underlying options that are held by Arnold L. Chavkin, a limited partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners, and which are vested or will vest within 60 days. Mr. Chavkin shares investment and voting power with J.P. Morgan Partners with respect to the 3,844,420 shares, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. With respect to the options to acquire shares of our Class A Common Stock, Mr. Chavkin is contractually obligated to exercise such options at the request of, and to transfer shares issued upon exercise to, J.P. Morgan Partners.

(7)	Based on a Schedule 13G filed on August 29, 2001 jointly by DirecTV Enterprises, Inc., Hughes Electronics Corporation and General Motors Corporation who share voting and dispositive power with respect to the reported shares.

(8)	Consists of 7,800 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(9)	Includes 7,800 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(10)	Includes 847,641 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(11)	Includes 89,035 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(12)	Consists of 40,000 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(13)	Includes 191,020 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(14)	Includes 1,357,482 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

      The following table summarizes the compensation paid by us, and any of our subsidiaries, for services performed for us, to our Chief Executive Officer and our four other most highly compensated executive officers serving at the end of 2001 (collectively, the “Named Executives”).

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying
		Salary	Bonus	Options/SARs	All Other
Name and Principal Position	Year	($)	($)(1)	(#)(2)	Compensation

David J. Evans	2001	$758,424	$432,201	1,000,000	$109,077	(3)
President and Chief	2000	675,000	337,500	927,641	37,825
Executive Officer	1999	571,153	281,250	2,000,000	33,637
Lana E. Corbi	2001	564,188	136,776	270,000	13,270	(4)
President and Chief	2000	525,000	105,000	100,000	100,090
Executive Officer, Crown	1999	285,384	60,000	—	—
Media United States, LLC
Paul A. FitzPatrick(5)	2001	475,000	142,500	90,000	52,651	(6)
Executive Vice President	2000	159,873	37,870	100,000	—
and Chief Operating Officer	1999	—	—	—	—
Russel H. Givens, Jr.	2001	422,532	127,500	100,000	18,675	(7)
President and Chief	2000	402,013	125,000	228,521	17,158
Executive Officer, Crown	1999	349,670	104,901	300,000	4,901
Media International, LLC
Chris R. Moseley(8)	2001	522,663	200,000	70,000	11,814	(9)
Executive Vice President —	2000	230,769	100,000	100,000	105,363
Worldwide Marketing	1999	—	—	—	—

(1)	Represents performance bonus under the terms of employment agreements with the Company. See “Executive Employment Arrangements”.

(2)	Options awarded under the Amended and Restated Crown Media Holdings 2000 Long Term Incentive Plan. See “— Stock Options Awarded by Crown Media Holdings during 2001.” Includes options issued in 2000 to purchase 690,141 and 103,521 shares of our Class A Common Stock issued as a result of the conversion of SARs granted to Mr. Evans and Mr. Givens, respectively, under our previous share appreciation rights plan. Includes options to purchase 62,047 shares of our Class A Common Stock issued as a result of the conversion of SARs granted to Ms. Corbi under the share appreciation rights plan of Crown Media United States, LLC.

(3)	Represents a signing bonus of $100,000, payment of 401(k) matching contributions of $1,600 and life insurance premium payments of $7,478 with respect to term life insurance for the benefit of Mr. Evans.

(4)	Represents payment of 401(k) matching contributions of $1,600, life insurance premium payments of $270 and car allowance of $11,400.

(5)	Mr. FitzPatrick commenced his employment with us on October 8, 2001, but prior to that was employed by our subsidiary, Crown Media United States, LLC, since September 25, 2000; therefore, the amounts disclosed include payments made to Mr. FitzPatrick by both Crown Media Holdings and Crown Media United States during the fiscal year 2001 and amounts paid by Crown Media United States during fiscal year 2000.

(6)	Represents payment of a relocation allowance.

(7)	Represents payment of 401(k) matching contributions of $1,600, life insurance premium payments of $5,675 and car allowance of $11,400.

(8)	Ms. Moseley commenced her employment with us on July 5, 2000.

(9)	Represents payment of life insurance premium payments of $414 and car allowance of $11,400.

Stock Options Awarded By Crown Media Holdings During 2001

      The following table lists stock options granted during 2001 under our Amended and Restated 2000 Long Term Incentive Plan to the Named Executives. These options were granted at the fair market value of the underlying shares on the date of grant, which, in accordance with the Plan, is fixed as the closing price of the common stock of the Company on the immediately preceding trading day.

      All options awarded under the Plan vest ratably on each of the first four anniversaries after the grant date (except certain options granted to certain key executives, which vest ratably on each of the first three anniversaries after the grant date, and certain options granted to non-employee directors, which vest 50% on the date of grant and 50% on the director’s re-election to the Board). The exercise price of the options is determined by our Compensation Committee in accordance with the Plan, which provides that the exercise price for incentive stock options is the fair market value of the Class A Common Stock on the date of grant. The term of any options granted may not exceed 10 years.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total
	Number of	Options			Potential Realizable Value at Assumed
	Securities	Granted to	Exercise		Annual Rates of Stock Price Appreciation
	Underlying	Employees	or Base		for Option Term(1)
	Options	in Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date	5%($)	10%($)

David J. Evans	155,000	4.9%	$16.375	03/21/11	$4,134,338	$6,583,243
	845,000	27.0%	13.050	09/18/11	17,962,228	28,601,847
Lana E. Corbi	70,000	2.2%	16.375	03/21/11	1,867,120	2,973,077
	200,000	6.4%	8.800	10/08/11	2,866,855	4,564,987
Paul A. FitzPatrick	60,000	1.9%	16.375	03/21/11	1,600,389	2,548,352
	30,000	1.0%	8.800	10/08/11	430,028	684,748
Russell H. Givens, Jr.	100,000	3.2%	16.375	03/21/11	2,667,315	4,247,253
Chris R. Moseley	70,000	2.2%	16.375	03/21/11	1,867,120	2,973,077

(1)	The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Class A Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability or vesting over periods. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended to forecast possible appreciation of the price of the Class A Common Stock.

Option Exercises and Option Values in 2001

      None of the Named Executives exercised options in 2001. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2001.

Fiscal Year-End Option Values

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-The-Money Options
	Options At Fiscal Year-End	At Fiscal Year-End
	(#)	($)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

David J. Evans	730,345/1,197,296	$1,986,071/ 56,746
Lana E. Corbi	50,852/ 319,148	$ 97,205/546,605
Paul A. FitzPatrick	25,000/ 165,000	$ —/ 74,700
Russell H. Givens, Jr.	131,895/ 196,626	$ 297,909/ 8,513
Chris R. Moseley	25,000/ 145,000	$ —/ —

      The in-the-money value of unexercised options is equal to the excess of the closing price per share of our Class A Common Stock on the Nasdaq National Market on December 31, 2001 ($11.29), the last trading day in fiscal year 2001, over the per share exercise price, multiplied by the number of unexercised options.

Director Compensation

      We do not compensate directors who are employees of Hallmark Cards or its subsidiaries, or Mr. Evans who is an employee of the Company, for services as members of our Board or any of its committees. For all directors who are not employees of Hallmark Cards or its subsidiaries, we provide a $28,000 annual retainer and an additional $1,000 per meeting fee for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings. All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

      Our non-employee directors are eligible for stock option grants under our Amended and Restated 2000 Long Term Incentive Plan. In June 2001, Messrs. Bane, Chavkin, Koff, Lund and Mascotte each received options to purchase 2,292 shares of Class A Common Stock at an exercise price of $17.45 per share. These options vest in four equal annual installments commencing on the first anniversary of the grant date. After each annual meeting of stockholders, each continuing non-employee director will be granted options for a number of shares of Class A Common Stock with a fair market value of $40,000, with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

Executive Employment Arrangements

Employment Agreement with David J. Evans

      On September 18, 2001, the Company entered into an employment agreement with Mr. Evans that provides for his employment as its President and Chief Executive Officer. The term of this agreement is three years, but it may be extended by mutual consent. The agreement provides for an annual base salary of $1,000,000, $1,100,000 and $1,250,000, respectively, during each twelve-month period of the term of the agreement, commencing September 18, 2001. We will review in good faith Mr. Evans’ salary annually for a possible increase based on performance and salary levels for comparable positions in comparable companies. Additionally, Mr. Evans is entitled to receive a performance bonus based on the level at which the Company achieves its revenue and EBITDA plan as adopted by the Board. If the Company achieves less than 70% of plan revenue and EBITDA, Mr. Evans is not entitled to any performance bonus. If the Company achieves certain specified levels of revenue and EBITDA above the 70% threshold, Mr. Evans is entitled to a bonus of up to 100% of his then salary rate. Under the agreement, we may also pay Mr. Evans an additional bonus if we determine it is appropriate. The agreement also provides that the Company grant to Mr. Evans options to purchase 1,000,000 shares of Class A Common Stock of the Company. We will use reasonable efforts to procure Mr. Evans’ election to our Board.

      The employment agreement provides that if Mr. Evans’ employment is terminated other than for cause or disability, or if Mr. Evans resigns for good reason, then he will be entitled to the amount of the base salary due through the end of the term of the agreement as if there had been no termination, all options granted under the agreement shall immediately vest and, except for any annual bonus that is due to Mr. Evans under the agreement, we will have no further obligations under the agreement. The term “good reason” includes, among other things, the employee’s ceasing to be employed for any reason other than death or disability after a change of control of the Company.

      Under the employment agreement, Mr. Evans cannot compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Evans may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Evan’s employment.

Employment Agreement with Lana E. Corbi

      On September 25, 2001, Crown Media United States entered into an employment agreement with Lana Corbi that provides for her employment as President and Chief Executive Officer of that company. The term of this agreement is three years commencing November 11, 2001, but may be extended by mutual consent. The agreement provides for an annual base salary of $675,000 during the first year of the agreement, $725,000 during the second year of the agreement and $775,000 during the third year of the agreement. Ms. Corbi is entitled to receive after the end of each calendar year during the agreement a performance bonus of up to 50% of her then salary rate for such year if Crown Media United States has achieved certain levels of revenue and EBITDA, provided that for the 2001 year the bonus shall be no less than 20% of her then annual salary for the period up to the commencement of her current employment agreement. The agreement also provides that Crown Media Holdings will grant to Ms. Corbi options to purchase 200,000 shares of Class A Common Stock of Crown Media Holdings under our stock option plan that vest over three years.

      The employment agreement provides that if Ms. Corbi’s employment is terminated other than for cause, death or disability, then she will be entitled to the remaining amounts payable under the agreement for the balance of the term of the agreement. In addition, Ms. Corbi has no obligation to mitigate against the base salary amounts paid by us pursuant to such a termination.

      Ms. Corbi’s employment agreement contains identical non-compete and non-solicitation of employees provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Paul A. FitzPatrick

      On September 19, 2000, Crown Media United States entered into an employment agreement with Paul A. FitzPatrick that provides for his employment as Chief Operating Officer. By mutual consent, since October 2001, Mr. FitzPatrick was been appointed and has been acting as an Executive Vice President and the Chief Operating Officer of Crown Media Holdings. All other terms of his employment agreement apply to this new position. The term of his employment agreement is three years, commencing on September 25, 2000. The agreement provides for an annual base salary of $475,000, $500,000 and $550,000, respectively, during each successive year of the term of the agreement. Mr. FitzPatrick is entitled to receive an annual bonus of no less than 30% of his then salary rate. The agreement also provides that Crown Media Holdings grants to Mr. FitzPatrick options to purchase 100,000 shares of Class A Common Stock of Crown Media Holdings under our stock option plan.

      The employment agreement provides that if Mr. FitzPatrick’s employment is terminated other than for cause, death or disability, then he will be entitled to the remaining amounts payable under the agreement for the balance of the term of the agreement or twelve months from the date of termination, whichever is greater. In addition he would be entitled to a minimum 30% bonus through the end of the term of the agreement.

      Mr. FitzPatrick’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Russel H. Givens, Jr.

      On December 20, 2001, Crown Media International entered into an employment agreement with Russel H. Givens, Jr. that provides for his employment as President and Chief Executive Officer of that company. The term is for three years commencing on January 1, 2002, but may be extended by mutual consent. The agreement provides for an annual base salary of $510,000 during the first year of the term, increasing by 7% or the Consumer Price Index, whichever is greater, during each subsequent year of the term of the agreement. Mr. Givens is also entitled to receive a bonus at the end of each calendar year of the term of the agreement of up to 20% of his then salary rate, 30% of which bonus is discretionary and 70% of which is subject to Crown Media International reaching certain levels of revenue and EBITDA.

      The employment agreement provides that if Mr. Givens’ employment is terminated other than for cause, death or disability, then he will be entitled to the remaining base salary amounts payable under the agreement for the balance of the term of the agreement.

      Mr. Givens’ employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Chris R. Moseley

      On July 5, 2000, Crown Media Holdings entered into an employment agreement with Chris R. Moseley that provides for her employment as Executive Vice President — Worldwide Marketing. The term of this agreement is three years, but may be extended by mutual consent. The agreement provides for an annual base salary of $500,000, $550,000 and $600,000, respectively, during each successive year during the term of the agreement. Ms. Moseley is entitled to receive within 30 days after the end of each calendar year during the agreement a performance bonus of no less than 20% and no more than 50% of her then annual salary. In addition, Ms. Moseley received a one time signing bonus under the agreement of $100,000. Under the agreement, Ms. Moseley was granted an option to purchase 100,000 shares of Class A Common Stock of Crown Media Holdings under our stock plan.

      The employment agreement provides that if Ms. Moseley’s employment is terminated other than for cause, death or disability, then she will be entitled, in a lump sum, to the remaining salary and minimum bonus amounts payable for the balance of the term of the agreement, discounted at prime rates to present value at the time of payment. In addition, Ms. Moseley is under no obligation to mitigate against any such amounts paid.

      Ms. Moseley’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Compensation Committee Interlocks And Insider Participation

      No interlocking relationship exists between (1) any member of our Compensation Committee and our Board of Directors, and (2) the board of directors or compensation committee of any other company. None of our executive officers serve as a member of a compensation committee or other board committee performing similar functions of any other entity. Arnold L. Chavkin, a member of our Compensation Committee, is an Executive Vice President of JP Morgan Partners, LLC which is a 100% owned subsidiary of JP Morgan Chase & Co. JP Morgan Chase Bank, another wholly-owned subsidiary of JP Morgan Chase & Co., is a lead bank for the bank credit facility of Crown Media Holdings and serves in certain other roles as described in “Certain Relationships and Related Transactions — Transactions with JP Morgan Chase Bank” below.

Board and Compensation Committee Report on Executive Compensation

Generally

      The Board established the Compensation Committee on June 8, 2000, following our IPO. Prior to that date, the Board carried out the functions later assumed by the Compensation Committee and, consequently, made substantially all of the decisions in relation to the compensation to be paid under certain employment agreements entered into prior to 2001. During 2001, the Board took action once with respect to the compensation payable to our Chief Executive Officer under the terms of his renewed employment agreement.

      The Company’s compensation packages are designed to enable it to recruit, retain and motivate a talented and diverse group of executives. These compensation packages are comprised of base salary, annual cash bonus awards and stock option grants.

Compensation Philosophy

      The Company’s executive compensation programs are designed to provide executives with strong performance incentives. Key elements of the incentive compensation programs are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and stock options, which align our executives’ interests with those of our stockholders and reward our executives for long-term growth in stockholder value.

      Salary Determinations. Salary ranges for the CEO and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic initiatives. In addition, the Committee reviews compensation levels of similarly situated executives at comparable public companies when determining the target range of salary payable to certain executive officers. Annual salaries for Mr. Evans, Ms. Corbi, Mr. FitzPatrick, Mr. Givens and Ms. Moseley are subject to the provisions of their respective employment agreements described under the heading “— Executive Employment Arrangements.” In determining their salaries, and salaries for other executive officers and senior management the Committee, or the Board for compensation decisions made prior to 2001 and for the compensation decisions made with respect to our CEO during 2001, subjectively evaluated the experience, performance and attainment of initiatives, and no particular weight was given to any particular factor.

      Bonus Determinations. The Company pays annual incentive bonuses in February of the year following the performance year. In addition, the Compensation Committee may, in its sole discretion, approve signing bonuses for executive officers. Each of our executive officers is entitled to a bonus equal to a certain percentage of salary based upon, generally, the attainment of the Company, or its subsidiaries if relevant, of certain pre-determined revenue and EBITDA targets. Annual bonus payments for Mr. Evans, Ms. Corbi, Mr. Fitzpatrick, Mr. Givens and Ms. Moseley are subject to the provisions of their respective employment agreements. Our Chief Financial Officer reviewed with the Committee the year 2001 performance of the Company, Crown Media United States and Crown Media International, and advised the appropriate contractual level of each executive officer’s annual bonus. The Committee reviewed the relevant contractual provisions, the net revenue and pro-forma EBITDA calculations and approved the annual bonus payments to the executive officers as recommended.

      Stock Option Awards. Under our Amended and Restated 2000 Long Term Incentive Plan, the Board and the Compensation Committee have the discretion to award our CEO, other executives, senior management and our employees stock options or other incentive awards. These awards, which are intended as incentives for future performance, combine with the executive’s salary and performance bonus to form a total compensation package. In determining the annual stock option awards to executives, the Compensation Committee analyzes awards made to similarly situated executives at comparable public companies and subjectively assesses each executive’s performance during the year.

      Other Benefits. All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.

Chief Executive Officer Compensation

      The provisions of our Chief Executive Officer’s employment agreement determined the salary payable to him during fiscal year 2001. The Board reviewed and approved a new employment agreement for Mr. Evans during 2001, which commenced in September 2001. In approving the compensation levels contained in the agreement, the Board reviewed the Company’s achievements prior to that date under the leadership of Mr. Evans and the expected value to the Company that his continued leadership would bring. The Board then set his base salary for the first year of the agreement, a portion of which included our fiscal year 2001, in an amount that reflected the achievements and quality of the Company under his leadership.

      The Compensation Committee reviewed and approved the bonus payable to Mr. Evans for the 2001 fiscal year. Mr. Evans’ bonus was based on the provisions of his previous employment agreement for the period commencing January 1, 2001 and ending September 17, 2001, and on the provisions of his current employment agreement for the period commencing on September 18, 2001 through December 31, 2001. In determining Mr. Evans’ year 2001 annual performance bonus, the Compensation Committee reviewed the Company’s financial achievements during 2001 and, as required by his employment agreements paid a bonus to Mr. Evans of $432,201.37.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation paid to an individual to $1 million, subject to an exception for qualified “performance-based” compensation. The Company expects that the compensation paid to executive officers in the form of annual bonuses will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code, subject to stockholder approval of the performance-based compensation of Mr. Evans as proposed at the 2002 Annual Meeting. In 2001, the Company did not pay its executive officers compensation that would exceed the Section 162(m) deductibility limit.

      This report is submitted by the members of the Compensation Committee and the members of the Board during the fiscal year 2001.

The Compensation Committee:	Board of Directors:
Arnold L. Chavkin, Chairman	Robert A. Halmi, Jr., Chairman
Wilford V. Bane, Jr.	David J. Evans
Robert J. Druten	Wilford V. Bane, Jr.
Arnold L. Chavkin
Robert J. Druten
Donald J. Hall, Jr.
Irvine O. Hockaday, Jr.
David B. Koff
Peter A. Lund
John P. Mascotte

Performance Graph

      The following graph compares total stockholder return on our Class A Common Stock since May 9, 2000, the date of our IPO, through December 31, 2001, to the Nasdaq Composite Index and a Peer Group Index consisting of USA Networks, Inc., Paxson Communications Corporation and Viacom Inc. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Peer Group Index. Historical results are not necessarily indicative of future performance.

      The closing sale price for our stock on May 9, 2000 was $14.00. Our closing stock price on December 31, 2001, the last trading day of our 2001 fiscal year, was $11.29.

Comparison of Cumulative Return on Investment

	4-May-00	30-Jun-00	29-Sep-00	29-Dec-00	30-Mar-01	29-Jun-01	28-Sep-01	31-Dec-01

Crown	100.00	109.38	101.34	145.09	135.71	132.50	73.21	80.64
Nasdaq	100.00	106.61	98.73	66.41	49.47	58.08	40.29	52.43
Peer Group	100.00	106.60	116.78	107.36	103.35	129.91	78.00	111.20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2001 were made timely, other than by Robert A. Halmi, Jr., who filed one late report containing one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the Securities and Exchange Commission.

Purchase of Film Library Assets from Hallmark Entertainment Distribution

      On April 10, 2001, we signed a Purchase and Sale Agreement with Hallmark Entertainment Distribution in which we agreed to purchase 702 pictures from Hallmark Entertainment Distribution’s film library. The films transaction was completed on September 28, 2001. The consideration for the film library assets consisted of the following:

•	33,744,528 shares of Class A common stock of Crown Media Holdings;

•	Our payment of $120.0 million of debt related to the film library assets payable by Hallmark Entertainment and certain of its affiliates; and

•	Our assumption of $100.0 million of payables related to the film library assets.

      The number of shares of common stock was determined by a formula based on the average closing price of the common stock from November 6, 2000 (the date we announced that we were contemplating the transaction) to September 27, 2001 (the day prior to closing), which average price was $17.78 per share. A committee of directors independent of Hallmark Entertainment and its affiliates considered and negotiated this transaction, including the purchase price, and received a fairness opinion from its financial advisor. Additionally, the stockholders of Crown Media Holdings, other than Hallmark Cards and its affiliates, approved the transaction at a meeting on July 17, 2001. Of the shares issued in the transaction, 425,000 shares were issued into escrow and will be returned to us upon the judgment entered by the court on April 18, 2002 in relation to the previously announced stockholder lawsuit becoming final.

      In connection with the purchase of the film library assets, we entered into the following additional agreements:

Service Agreement with Hallmark Entertainment

•	Hallmark Entertainment will provide services related to the administration, distribution and other exploitation of the film library assets, and we will pay Hallmark Entertainment approximately $1.5 million per year for the three-year term of the agreement. Either party may terminate the agreement after the first year upon 60 days written notice.

•	Hallmark Entertainment will use commercially reasonable efforts to maximize the licensing revenues from the film library assets consistent with its past efforts for comparable products among the film library assets.

•	We have sole discretion to determine which of the purchased films will be licensed by Hallmark Entertainment to third parties, as well as the distribution territories, time periods and other licensing terms.

Registration Rights Agreement

•	We agreed to grant Hallmark Entertainment Distribution four demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A common stock that were issued in the transaction.

      In connection with the purchase of the film assets, the program agreements between Hallmark Entertainment Distribution and each of Crown Media International and Crown Media United States were amended as described below.

Related Lawsuit

      On June 6, 2001, we received a legal complaint from a stockholder regarding our then proposed purchase of the Crown Media Library, referred to as the films transaction. The lawsuit was filed on that date in the Court of Chancery in the State of Delaware for New Castle County and names as defendants us, all of our directors (including one director who had previously resigned on May 3, 2001, due to new employment responsibilities), Hallmark Cards, Hallmark Entertainment Distribution and Hallmark Entertainment. The complaint, filed as a purported class action on behalf of holders of the Company’s Class A common stock as well as a derivative action on behalf of Crown Media Holdings, requests rescission of the films transaction, an award of damages to the purported class or other relief. The plaintiff alleges that the proposed films transaction is the product of an unfair process designed to advantage Hallmark Cards as the controlling stockholder and that the price being paid to Hallmark Entertainment Distribution is not entirely fair. In that regard, the complaint alleges that the independent committee formed by our Board of Directors did not function properly and failed to provide a disinterested mechanism to obtain a fair arm’s length transaction with Hallmark Entertainment Distribution, that the financial adviser and counsel were not independent and that the financial adviser’s opinion was insufficient and unreliable. The complaint also alleges that the issuance of shares of Class A common stock to Hallmark Entertainment Distribution in the transaction will allow Hallmark Cards to have control of the vote of our Class A common stock in the event of a separate class vote. In addition, the complaint alleges that the defendants breached a duty of disclosure by failing to disclose in the proxy statement all material facts in connection with the films transaction.

      In June 2001, we, Hallmark Cards and the other defendants and the plaintiff entered into a memorandum of understanding stating an agreement in principle on a settlement of the lawsuit concerning the films transaction. In accordance with the memorandum of understanding, we conferred with the plaintiff’s counsel regarding information disclosed in a supplement to the proxy statement for the annual meeting of stockholders at which the films transaction was considered. Our stockholders (excluding Hallmark Entertainment Distribution and its affiliates) approved of the films transaction at the reconvened annual meeting on July 17, 2001. As permitted by the memorandum of understanding, the films transaction closed on September 28, 2001.

      As of February 20, 2002, we and the other parties to the lawsuit entered into a settlement agreement concerning the lawsuit, with terms contemplated by the memorandum of understanding. The settlement agreement provides that the purchase price of the film assets will be reduced by 425,000 shares of Class A common stock. In accordance with the memorandum of understanding and the settlement agreement, 425,000 shares of Class A common stock have been placed in escrow pending release to us if there is final court approval of the settlement or to Hallmark Cards if the settlement is not approved by the court. The settlement agreement also provides that all claims, rights and causes of actions against us, our officers, directors, employees, agents, attorneys, investment bankers and other related parties that arise out of the events alleged in the lawsuit will be released if the settlement receives final court approval. The settlement agreement will be terminated if the final court approval does not occur for any reason. As part of the settlement, the plaintiff’s counsel may apply to the court for an award for attorneys’ fees and expenses in an amount not to exceed $700,000 inclusive of disbursements. We will pay these fees and disbursements that are actually awarded by the court, without interest. We anticipate that a portion of these fees and disbursements will be covered by our insurers. We are also paying the cost of preparing and mailing a notice to our stockholders of the court hearing on the settlement.

      At the settlement hearing on April 18, 2002 the court determined, among other things, that: (1) the settlement is fair and reasonable, and in the best interest of a class consisting of all record owners and beneficial owners of our common stock on any day from November 6, 2000 (the date that the films transaction was publicly announced) to and including September 28, 2001, the effective date of closing the films transaction; (2) the lawsuit be dismissed such that no plaintiff or class member could sue on their claims again; (3) the lawsuit be certified as a class action; and (4) it should grant the request of the plaintiff’s counsel for attorneys fees and reimbursement of expenses of $700,000 in connection with the lawsuit. The judgment and order will become final on May 20, 2002, unless appealed prior to that date and the settlement will then be effective.

      All the defendants have denied, and have continued to deny, that they have committed any violations of law. The memorandum of understanding permitted the films transaction, viewed by us as important, to proceed without risk of injunction or other relief. As stated in the settlement agreement, the defendants entered into the settlement in order to avoid the substantial expense, inconvenience and distraction of continued litigation, to dispose of potentially burdensome and protracted litigation, and to finally put to rest and terminate the claims arising out of the films transaction.

Hallmark Program Agreements

      Crown Media International. Crown Media International licenses programming from Hallmark Entertainment Distribution, a subsidiary of Hallmark Entertainment, for distribution on a country-by-country basis outside the United States and Canada, under an Amended and Restated Program License Agreement, dated as of January 1, 2001, between Crown Media International and Hallmark Entertainment Distribution. Under this program agreement, Crown Media International is required to license from Hallmark Entertainment Distribution, and Hallmark Entertainment Distribution is required to license to us, for the term of the agreement, ending on December 31, 2005, substantially all of the television motion pictures and miniseries Hallmark Entertainment Distribution owns or produces. Crown Media International is not required to license more than 50 new pictures or miniseries per year and is not required to license any picture or miniseries if not produced, co-produced or financed by Hallmark Entertainment Distribution, unless Hallmark Entertainment Distribution acquired rights to the picture or miniseries prior to January 1, 2001. The program agreement is renewable at the option of Crown Media International for an additional five-year period, provided that it is not in default under the program agreement or any other agreement it has with Hallmark Entertainment Distribution.

      Hallmark Entertainment Distribution has existing contractual relationships with distributors that preclude Crown Media International from obtaining programming under the program agreement in several territories in which it does not currently operate, the most significant of which is Germany. Hallmark Entertainment Distribution is expressly permitted to renew indefinitely its contracts with distributors in Germany, Italy and Spain and may renew contracts with other distributors to the extent the existing contracts afford the distributor renewal rights. Crown Media International has the right to distribute the programming it licenses under the program agreement through cable, DTH systems and certain other forms of interactive or digital media. However, it does not license programming for distribution on a pay-per-view basis. The territory for Crown Media International’s digital and interactive rights to this programming is worldwide, including the United States and Canada, whereas the territory for its cable and DTH rights is worldwide excluding the United States and Canada. In addition, Crown Media International and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries, series and specials.

      Under the program agreement Crown Media International generally licenses each movie or miniseries for a minimum of three time periods each of 18 months or 12 months duration, with each 18- or 12-month period separated by a period of one to three years depending on whether Hallmark Entertainment Distribution licenses the programming to a third party during the interim periods. The first 18- or 12-month time period begins on the later of the date specified in the program agreement or the date Crown Media International launches in a country. The number of times we can telecast a movie or miniseries is determined by viewer preferences and industry practices on a country-by-country basis.

      Crown Media International pays license fees to Hallmark Entertainment Distribution on a country-by-country, program-by-program basis for each of the three time periods for which it licenses programming. The fees generally increase 5% per year and are payable in four equal installments for the first time period and six equal installments for subsequent time periods. During the year ended December 31, 2001, Crown Media International paid $39.4 million in fees under its original program agreement with Hallmark Entertainment Distribution, dated as of July 1, 1999. As of December 31, 2001, there were $6.0 million, in accrued and unpaid fees. We anticipate that the fees payable to Hallmark Entertainment Distribution under the amended and restated program agreement will be lower as a result of our purchase of film library assets we previously licensed from Hallmark Entertainment Distribution.

      Crown Media United States. Crown Media United States licenses programming from Hallmark Entertainment Distribution under an Amended and Restated Program License Agreement dated as of January 1, 2001, for distribution within the United States. Other than as set forth below, the terms of the amended and restated program agreement are substantially the same as those described above in relation to the agreement between Hallmark Entertainment Distribution and Crown Media International.

      Crown Media United States has the right to telecast the programming it licenses under the program agreement through all forms of television, except on a pay-per-view basis. Under the program agreement, Crown Media United States generally licenses each movie or miniseries for a period of five years and has the right to telecast the movie or miniseries 30 times during that period. In addition, under the program agreement, Crown Media United States has the right to order, and Hallmark Entertainment Distribution is required to produce, four two-hour movies and one series during the term of the program agreement.

      Crown Media United States pays license fees to Hallmark Entertainment Distribution in equal annual installments over the five-year period that it telecasts the movie or miniseries. The fees generally increase 5% per year. During the year ended December 31, 2001, Crown Media United States paid Hallmark Entertainment Distribution $30.0 million in fees under the original program agreement dated as of November 13, 1998. As of December 31, 2001, Crown Media United States had $56.3 million in accrued and unpaid program license fees under the program agreement. We anticipate that the fees payable to Hallmark Entertainment Distribution under the amended and restated program agreement will be lower as a result of our purchase of film library assets we previously licensed from Hallmark Entertainment Distribution.

      Our officers and representatives of Hallmark Entertainment Distribution negotiated the terms of these programming agreements. The agreements were approved by our Board of Directors. Changes from previously existing programming agreements were reviewed by the independent committee of the Board of Directors that considered the purchase of the Crown Film Library in 2001.

Crown Media United States Amended and Restated Company Agreement

      In connection with an investment by Crown Media International in Crown Media United States on November 13, 1998, HEN Domestic Holdings, Inc., a wholly owned subsidiary of Crown Media International, and Vision Group, VISN Management and Henson Cable Networks, Inc. signed an amended and restated company agreement governing the operation of Crown Media United States. As of February 22, 2001, the parties agreed to certain amendments to the amended and restated company agreement, as more fully described below. The company agreement was negotiated at arm’s length with the other party or parties to the agreement.

      VISN Management, a subsidiary of the National Interfaith Cable Coalition, owns a $25.0 million preferred interest in Crown Media United States. Under the amended and restated company agreement, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Crown Media United States will redeem the preferred interest in an amount equal to the lesser of:

•	such excess;

•	$5.0 million; or

•	the amount equal to the preferred liquidation preference on the date of redemption.

      The members also agreed that Crown Media United States will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

      Under the amended and restated company agreement, Crown Media United States is required to make certain payments to the National Interfaith Cable Coalition in relation to the provision of programming by the National Interfaith Cable Coalition. Prior to the February 2001 amendment, these payments were $3.5 million annually and, so long as VISN Management owned the preferred interest, $1.5 million multiplied by the quotient of the preferred liquidation preference divided by $25.0 million. For the year ended December 31, 2000, Crown Media United States paid $5.1 million to the National Interfaith Cable Coalition in accordance with the amended and restated company agreement. Pursuant to the amendment adopted in 2001, Crown Media United States will be required to pay to the National Interfaith Cable Coalition a total license fee comprised of:

•	$5.3 million per year, with CPI escalations, for two recurring programming blocks;

•	up to $10 million per year for production costs of an additional recurring series program block;

•	up to $600,000 per holiday special produced by the National Interfaith Cable Coalition; and

•	$1 million per “dramatic” holiday special co-produced by the National Interfaith Cable Coalition and Hallmark Entertainment.

      In addition, during 2000, Crown Media United States was required to broadcast a minimum of 30 hours of programming from the National Interfaith Cable Coalition and an additional 10 hours of values-based programming. Pursuant to the February 2001 amendment, Crown Media United States is required to broadcast 15 1/2 hours per week of “faith and values” programming and the National Interfaith Cable Coalition produces for Crown Media United States up to six holiday specials per year. Crown Media United States funds a portion of the production costs of this new programming as described above. In addition, pursuant to the February 2001 amendment, Crown Media United States is required to assist the National Interfaith Cable Coalition in launching and operating a new channel, which will be distributed by digital satellite and cable. This assistance will include the provision to the National Interfaith Cable Coalition of management and operation services, with some services at no cost and some services for fees.

      The term of the obligations contained in the February 2001 amendment expire on March 26, 2006, but may be terminated earlier if NICC sells more than 50% of the Crown Media Holdings shares it owned on February 22, 2001. In addition, six months prior to the expiration of the agreement, Crown Media United States must negotiate in good faith with NICC regarding a continuation of the programming and funding commitment to NICC. If agreement is not reached and Crown Media United States does not continue the NICC programming and funding commitments at the same levels, NICC is entitled to compel Crown Media Holdings to buy all of NICC’s Crown Media Holdings shares at their then-current market value no later than 60 days following the expiration of the amendment. Crown Media United States, however, can nullify this put by electing to continue the NICC programming and funding commitments at the same levels. During the year ended December 31, 2001, Crown Media United States paid the National Interfaith Cable Coalition $5.3 million related to this agreement.

      Under the amended and restated company agreement, Crown Media International may not transfer its interests in Crown Media United States until the fifth anniversary of the agreement, except to one of our affiliates or to another member of Crown Media United States or one of its affiliates. In addition, any transaction between us or any of our affiliates and Crown Media United States must be approved by the Crown Media United States governance committee.

Acquisition of Remaining Interests in Crown Media United States and H&H Programming — Asia

      In March 2001, we purchased the 22.5% interest of The Jim Henson Company in Crown Media United States and its 50% interest in H&H Programming — Asia. As a result, we now own 100% of the common interests in Crown Media United States and H&H Programming — Asia. In consideration for these interests, we issued 5,377,721 shares of our Class A common stock to The Jim Henson Company. On July 27, 2001, Hallmark Entertainment purchased the 5,377,721 shares of our outstanding Class A common stock from The Jim Henson Company. For additional information on this transaction, see “Development of Business” in Item 1 Business in this Report and “Recent Developments” in Item 6 Management’s Discussion and Analysis of Financial Condition and Operating Results in this Report.

DIRECTV Affiliation Agreement

      On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement,

DirecTV will distribute the Hallmark Channel on its DBS distribution system in the United States and pay us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Class A common stock. Prior to entering into agreements related to the affiliation agreement, DIRECTV Enterprises, Inc. was not a stockholder of Crown Media Holdings.

Hallmark Advertising

      Hallmark Cards made a $5.0 million advertising commitment to Crown Media United States covering a one-year period from the fourth quarter of 2000 through the third quarter of 2001. Hallmark Cards purchased $2.5 million of advertising time on the Hallmark Channel in the U.S. during 2000 at negotiated market rates. Hallmark Cards has made another $5.0 million advertising commitment to the Hallmark Channel in the U.S. for the 2001/2002 broadcast year. During the year ended December 31, 2001, Hallmark Cards purchased $5.0 million of advertising on the Hallmark Channel in the United States at negotiated market rates.

Hallmark Demand Notes and Line of Credit

      From November 1999 through April 2000, Crown Media Holdings entered into a series of agreements with HC Crown, under which HC Crown agreed to lend Crown Media Holdings up to $40.0 million. Amounts borrowed under this agreement accrued interest at 130% of the Applicable Federal Rate as set forth in the Internal Revenue Code (7.96% as of December 31, 2000), with the interest compounding on an annual basis. Amounts outstanding were due on demand. As of December 31, 2000, principal borrowings under the note were approximately $36.8 million, excluding accrued interest of $520,000, both of which are included in notes and interest payable to HC Crown on the accompanying consolidated balance sheets. On December 17, 2001, we paid HC Crown $37.1 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the notes. The notes were cancelled on December 17, 2001.

      On February 12, 2001, Crown Media Holdings entered into an agreement with HC Crown under which HC Crown agreed to lend Crown Media Holdings up to $150.0 million. HC Crown’s obligation to make loans under this agreement was supported by an irrevocable letter of credit from Bank of America. The line of credit had an interest rate equal to the London Interbank Offered Rate published on the first day of each quarter in The Wall Street Journal, plus 1.2% to 2.2% depending on the ratio of Crown Media Holdings’ total debt to EBITDA. On September 28, 2001, we paid HC Crown $70.0 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the line of credit. This line of credit was cancelled on September 28, 2001.

      On July 10, 2001, Crown Media Holdings entered into a promissory note with HC Crown representing a line of credit for up to $50.0 million. This note had interest at 130% of the short-term applicable federal rate, compounded on an annual basis. Amounts outstanding were due on demand. Interest on this note was payable within 45 days after the end of each calendar quarter. On December 17, 2001, we paid HC Crown $33.5 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the note. This note was cancelled on December 17, 2001.

      On December 14, 2001, we executed a promissory note, in the amount of $75.0 million payable to HC Crown in replacement of the promissory note with HC Crown dated February 12, 2001. The line of credit has a final maturity date no later than December 21, 2007. It is subordinate both to the syndicated bank facility and the units issued in the private placement. It may be reduced dollar for dollar in an amount equal to additional capital raised by Crown Media Holdings. The rate of interest under the line of credit is equal to LIBOR plus three percent, payable quarterly. HC Crown’s obligation to make loans under this line of credit is supported by an irrevocable letter of credit from Credit Suisse First Boston. As of December 31, 2001, we had no borrowings under the note to HC Crown.

      Under this note, we are obligated to pay a commitment fee of 1.5% of the initial maximum amount of the note, which may be paid at our option in common stock valued at the average closing price of the common stock for the 15 trading days prior to the date the fee is due. The commitment fee is payable in arrears in four equal installments on the last business day of each calendar quarter during 2002. The line of credit represented by this note was required by the bank credit facility and was amended to its present form in accordance with requirements of the private placement of preferred securities of the Crown Media Trust.

Hallmark Agreements Related to Bank Credit Facility and Preferred Securities

      Hallmark Cards and Hallmark Entertainment entered into certain agreements in order to induce the banks to enter into our bank credit agreement. Hallmark Cards, Crown Media Holdings and the banks are parties to a subordination and support agreement dated August 31, 2001. Under the subordination and support agreement, the obligations of Crown Media Holdings to pay (a) the HC Crown line of credit for Crown Media Holdings, and (b) approximately $100.0 million in accounts payable of Hallmark Entertainment Distribution as provided by the purchase agreement for the film assets are subordinated in right of payment to Crown Media Holdings’ obligations to the banks. Crown Media Holdings is not permitted to pay subordinated obligations except for certain Restricted Payments permitted by the bank credit agreement. In the subordination and support agreement, Hallmark Cards also agrees to cause HC Crown to advance up to $75.0 million under the HC Crown line of credit to Crown Media Holdings (less the amount of any reduction on the HC Crown line of credit because of the application of net cash proceeds from issuing debt or equity as permitted by the bank credit agreement), to the extent necessary to enable Crown Media Holdings to meet its cash needs including the repayment of the bank loans, provided that Crown Media Holdings has borrowed the full amount then available under the bank credit agreement. Further, Hallmark Cards agrees that the HC Crown line of credit will not be declared due and payable if any obligations to the banks remain outstanding.

      Under an amended and restated limited guarantee agreement and acknowledgement dated August 31, 2001, as amended and restated as of December 14, 2001, with the banks, Hallmark Cards guarantees up to a defined maximum amount Crown Media Holdings’ performance of obligations under the bank credit agreement when due. The maximum amount is $75.0 million, less the aggregate principal amount outstanding under the HC Crown line of credit and less net cash proceeds from issuing debt or equity used to make payments on the HC Crown line of credit as permitted by the bank credit agreement.

      Hallmark Entertainment and the banks entered into an agreement called the Hallmark Inducement Agreement, dated August 31, 2001. Under this agreement, Hallmark Entertainment clarifies certain points in the purchase agreement for the film assets. Hallmark Entertainment also agrees, among other things, (a) not to return Class A Crown Media Holdings common stock to satisfy any portion of its liability for the breach of any representations and warranties in the purchase agreement for the film assets and (b) for a period of 24 months following the closing of the purchase of the film assets, to indemnify the bank lenders for any financial loss that Crown Media Holdings may suffer as a direct result of defects in the rights transferred to Crown Media Holdings in the film assets (a “library loss”). Hallmark Entertainment may satisfy this indemnification obligation by purchasing pro rata a subordinated participation in the bank loans or by providing a subordinated loan to Crown Media Holdings in the amount of the library loss.

      In connection with the private placement of units consisting of preferred securities issued by Crown Media Trust and contingent appreciation certificates, Hallmark Cards, certain of its subsidiaries and other parties thereto entered into a Subordination and Support Agreement (the “Subordination Agreement”), pursuant to which Hallmark Cards agreed to loan Crown Media Holdings up to $75.0 million under a subordinated revolving credit line, which is the December 14, 2001, note mentioned above payable to HC Crown. The line of credit has a final maturity date no later than December 21, 2007. The line of credit is subordinate to both the bank facility and the units, and its availability may be reduced dollar for dollar in an amount equal to additional capital raised by Crown Media Holdings. Crown Media Holdings will pay interest on any borrowings under the line of credit at a rate equal to LIBOR plus 3%, payable quarterly. In addition, until the termination of the Subordination Agreement and such time as the debentures issued to Crown Media Trust and contingent appreciation certificates are paid in full, Hallmark Cards will agree to loan Crown Media Holdings an amount necessary to pay, when due, the $100.0 million in obligations owed to third parties by Hallmark Entertainment Distribution which were assumed by Crown Media Holdings in connection with its acquisition of the film library. Lastly Hallmark Entertainment Distribution agreed to subordinate approxi-

mately $60.0 million in obligations owed by subsidiaries of Crown Media Holdings to it pursuant to certain program license agreements.

Real Property Lease

      In connection with our lease of office facilities at 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado, Hallmark Entertainment signed a guaranty of lease obligations on June 1, 1998 at no cost to us. Under the guaranty, Hallmark Entertainment agreed to guarantee full and timely performance of all of our obligations during our lease term. The lease is for 52,988 square feet and has a term of 10 years that ends in August 2008. The lease provides for a rate of $22.64 per square foot during the first year of the lease and increases annually to $27.08 per square foot in 2008.

Stockholders Agreement And Registration Rights

General

      We are a party to a stockholders agreement, amended and restated as of August 30, 2001, with Hallmark Entertainment, Liberty Media Corporation, Liberty Crown Inc. (an affiliate of Liberty Media Corporation), VISN Management, J.P. Morgan Partners, DIRECTV Enterprises, Inc., and, pursuant to an acknowledgement and agreement dated December 31, 2001, Hallmark Entertainment Holdings. The stockholders agreement provides that our Board will consist of not less than 11 directors, with six nominated by Hallmark Entertainment Holdings, one nominated by each of Liberty Media Corporation, VISN Management and J.P. Morgan Partners and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them immediately after our initial public offering in May 2000. DIRECTV Enterprises is entitled to appoint an observer to the board of directors of Crown Media Holdings until DIRECTV Enterprises and its affiliates cease to own beneficially in the aggregate at least 75% of the shares of our common stock acquired by them in the August, 2001 transaction.

      The stockholders agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

      The other parties to the stockholders agreement agreed not to transfer more than 25% of our common stock owned by them as of August 30, 2001 until after May 9, 2002, except to their affiliates, another party to the stockholders agreement or their affiliates, to their executives under a stock-based compensation package, or in a transaction involving a merger, consolidation or business combination with, or sale of all of our common stock to, a third party that is not affiliated with us.

      In addition, the stockholders agreement provides that, in the event that Hallmark Entertainment Holdings proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party’s shares. The stockholders agreement also provides that if we issue for cash an amount of our common stock, in either a public offering or private transaction, that causes Liberty Media Corporation and its affiliates to own, in the aggregate, less than 10% of our outstanding common stock, Liberty Media Corporation will have the right to purchase, at such public offering price or the average closing price of the Class A common stock over a five-day period prior to the closing of such private transaction, as applicable, an amount of our Class A common stock so as to restore its 10% ownership interest. Liberty Media Corporation must exercise such right not less than seven days prior to the closing of such issuance. If Crown Media Holdings grants to any other person rights similar to those purchase rights provided to Liberty Media Corporation, then Crown Media Holdings is required to grant DIRECTV Enterprises the same rights.

Registration Rights

      Under the stockholders agreement, Hallmark Entertainment Holdings has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties also have an unlimited number of “piggyback” registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

      We are obligated to pay all expenses that result from the registration of the other parties’ common stock under the stockholders agreement, other than registration and filing fees, attorneys fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

Rights Relating To Crown Media United States Amended And Restated Company Agreement

      Under the stockholders agreement, so long as we or any of our affiliates are entitled to have a representative on the Crown Media United States governance committee, and VISN Management and its affiliates either are entitled to nominate to, or designate a member of, our Board, or beneficially own any preferred interests in Crown Media United States, neither we nor any of our affiliates will, without the consent of the member of our Board nominated by VISN Management or a representative of the National Interfaith Cable Coalition, vote in favor of:

•	any specified change in, or action described in, the Crown Media United States amended and restated company agreement that relates to VISN Management’s preferred interest in Crown Media United States or that relates to VISN Management’s rights to programming on the Hallmark Channel in the U.S. or its programming budget;

•	any repayment or redemption of specified equity interests in Crown Media United States;

•	any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, unless the transferee assumes specified obligations under the Crown Media United States amended and restated company agreement until the later of the fifth anniversary of these offerings or the second anniversary of the transfer or business combination;

•	the dissolution of Crown Media United States, except in connection with a complete liquidation;

•	any transfer of all of Crown Media United States’ assets to, or any business combination involving Crown Media United States’ with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm’s-length basis or on commercially reasonable terms;

•	any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, prior to the second anniversary of the initial public offering; or

•	any amendment to the Crown Media United States’ amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

      We have agreed under the stockholders agreement not to transfer any of our interests in Crown Media United States prior to the second anniversary of the initial public offering without the consent of VISN Management or the National Interfaith Cable Coalition. In addition, we have agreed not to transfer any of our interests in Crown Media United States after the second anniversary of the initial public offering unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee’s obligations will generally expire on the later of

(1) the fifth anniversary of the initial public offering, (2) the second anniversary of the transfer or (3) the repayment of VISN Management’s preferred interest in Crown Media United States, except that the obligations of the transferee will expire upon dissolution of Crown Media United States.

Intercompany Services Agreement

      We signed an intercompany services agreement, dated as of January 1, 2000, with Hallmark Cards under which Hallmark Cards has agreed for a term of three years to provide us with the following services:

•	tax services;

•	risk management, health, safety and environmental services and insurance;

•	legal services;

•	treasury and cash management services; and

•	real estate consulting services.

      We have agreed to pay Hallmark Cards $500,000 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter. We made no payments to Hallmark Cards in 2001 for services, expenses and fees under this agreement. The balance of the payable for services, expenses and fees under this agreement as of December 31, 2001, was approximately $2.0 million. The intercompany services agreement was originally negotiated between officers of Crown Media International and Hallmark Cards. The management of Crown Media International believed that the services provided under the agreement had a value at least equal to the annual fee.

      In addition to the services described above, we have incurred costs that have been paid by Hallmark Entertainment on our behalf related to payroll and benefits, insurance, operating, financial and capital expenditures. These costs are reflected on our financial statements, and to the extent that we have not reimbursed Hallmark Entertainment, the costs are included in payables to affiliates in our consolidated financial statements included elsewhere in this prospectus supplement. We reimbursed Hallmark Entertainment $3.6 million, for the year ended December 31, 2001. The balance of the payable as of December 31, 2001 was approximately $1.8 million.

Hallmark Trademark License Agreements

      We are permitted to use the “Hallmark” and “Hallmark Entertainment” trademarks in accordance with the terms of a royalty-free two-year trademark license agreement dated as of December 1, 2000, between Hallmark Cards and Crown Media International. Under that agreement, we may use the Hallmark and Hallmark Entertainment trademarks outside the United States and Canada only for so long as Hallmark Cards and its wholly owned subsidiaries collectively own at least 51% of the voting interest and at least 35% of the equity interest of Crown Media Holdings, and designate a majority of our Board and so long as there is no event of default under the agreement.

      Crown Media International has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell television motion pictures and miniseries produced by or at the direction of Hallmark Entertainment Productions, LLC or its subsidiaries. Crown Media International also has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell its network and channel so long as these television motion pictures and miniseries along with other television motion pictures and miniseries acquired under our program agreement with Hallmark Entertainment Distribution represent at least 50% of the monthly programming of that network or channel or 20% of the monthly programming during the first six months that we launch that network or channel in a territory. The program license agreement with Hallmark Entertainment Distribution does not require it to make available a minimum amount of programming. If Hallmark Entertainment Distribution fails to provide sufficient programming to meet the minimum thresholds required under the trademark license agreement, that failure could cause a default under the trademark license agreement.

      Except for the uses permitted by the trademark license agreement of Crown Media International, we are not permitted to use the Hallmark name alone or with any other names.

      Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we must stop any non-complying activity within 10 days of that notice or we will be in default of the agreement. We will also be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there will be a default under the agreement if we fail to cure any breach of the program agreement with Hallmark Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if our auditors determine that we are no longer a going concern.

      The license agreement can be terminated immediately and without notice if we transfer in any way our rights under the license agreement, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings. With respect to a particular country in which we use the Hallmark Entertainment trademark, the license agreement will terminate if the television motion pictures and miniseries produced by Hallmark Entertainment or its subsidiaries and other motion pictures and miniseries acquired under the program agreement with Hallmark Entertainment comprise less than 50% of the programming of the network or channel based on actual hours of broadcast in the country.

      There is a similar trademark license agreement between Hallmark Cards and a subsidiary of Crown Media International that permits the use of the Hallmark and Hallmark Entertainment trademarks in the United Kingdom for two years from December 1, 2000.

      Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., amended and restated on March 27, 2001. The agreement permits the use of the Hallmark trademarks in the United States through August 30, 2003, under terms, which are similar to the terms applicable to the use of the Hallmark trademarks outside the United States by Crown Media International. As with Crown Media International’s trademark agreement with Hallmark Cards, the amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the “Hallmark Channel”. The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States’ network.

Tax Sharing Agreement

      Hallmark Entertainment has entered into a tax sharing agreement with us and certain of our subsidiaries (collectively, the Crown Group) that provides for tax sharing payments between Hallmark Entertainment and the Crown Group with respect to any consolidated, combined or unitary tax return filed after the closing of the initial public offering in which the Crown Group, or any member of the Crown Group, joins Hallmark Cards or certain of its subsidiaries (collectively, Hallmark Group). Such tax sharing payments are not made in respect of United States federal income taxes of the Crown Group because the Crown Group is not part of the Hallmark Cards affiliated group of corporations filing consolidated returns for United States federal income tax purposes.

      Under the tax sharing agreement, where the Hallmark Group and the Crown Group do file consolidated, combined or unitary tax returns, the Crown Group makes tax sharing payments to Hallmark Entertainment (or receives from Hallmark Entertainment) equal to the taxes (or tax refunds) that the Crown Group would have paid (or received) if it filed on a stand-alone basis. Such payments are computed based upon the Crown Group’s income, loss and other tax items after the day following the closing of the initial public offering.

      The Crown Group has appointed Hallmark Entertainment as its agent in connection with any tax return or proceeding involving both one or more members of the Hallmark Group and one or more members of the Crown Group for any pre-initial public offering or post-initial public offering period.

Corporate Opportunities Policy Established by Hallmark Entertainment

      The following is a description of a general policy adopted by the Hallmark Entertainment board of directors in connection with the stockholders agreement and our initial public offering. The policy provides that we will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to the ownership and operation of pay television channels dedicated to family programming, “Pay Television Opportunities,” that are provided or otherwise made available to Hallmark Entertainment and its subsidiaries. However, Pay Television Opportunities do not include opportunities: (1) developed by or made available to any public company that is a subsidiary of Hallmark Entertainment or any of Hallmark Entertainment’s subsidiaries (other than us and our subsidiaries), (2) relating to the production or distribution of programming that is developed by, or provided or made available to, a subsidiary of Hallmark Entertainment that does not own or operate pay television channels dedicated to family programming and whose primary business is the production or distribution of programming, (3) arising out of or relating to Pay Television Opportunities that have been provided or made available to us but which we have determined not to pursue or have failed to pursue within the applicable time period reasonably specified by Hallmark Entertainment, or (4) that Hallmark Entertainment or any of its subsidiaries is legally or contractually obligated to provide or make available to a person other than us.

      Under the policy, we are not obligated to pursue any Pay Television Opportunity presented to us by Hallmark Entertainment. If we determine not to pursue or fail to pursue an opportunity, in each case within such time as Hallmark Entertainment may reasonably specify (taking into account the type and nature of the Pay Television Opportunity provided or made available) in its communication to us relating to such Pay Television Opportunity, then Hallmark Entertainment and its subsidiaries may pursue such Pay Television Opportunity.

      The policy became effective upon completion of the initial public offering. The policy automatically terminates upon the first to occur of: (1) Hallmark Entertainment and its subsidiaries ceasing to beneficially own, in the aggregate, at least a majority in voting power of our outstanding voting securities entitled to vote generally upon all matters submitted to common stockholders and (2) the third anniversary of the completion of the initial public offering.

      The policy provides that the Hallmark Entertainment board of directors is required to act in accordance with its fiduciary duties owed to Hallmark Entertainment and Hallmark Entertainment’s fiduciary duties, if any, to its subsidiaries in making all determinations in connection with the policy. With respect to any Pay Television Opportunity that may be subject to the policy and any obligation (fiduciary or otherwise) to one or more other subsidiaries, the Hallmark Entertainment board of directors will have discretion to determine, without reference to the policy, to which of us or such other subsidiary of Hallmark Entertainment such Pay Television Opportunity will be provided or made available. Notwithstanding anything set forth in the policy, Hallmark Entertainment will have no obligation to exercise any rights it may have as a stockholder, partner or member of any entity that is not a wholly owned subsidiary or to exercise any rights available to it under agreements with other stockholders, partners or members, in order to implement determinations under the policy. All determinations of the Hallmark Entertainment board of directors with respect to the Hallmark Entertainment policy and the interpretation of the Hallmark Entertainment policy are conclusive and binding.

      The policy further provides that Hallmark Entertainment’s board of directors from time to time may amend, modify or rescind the policy or adopt additional or other policies or make exceptions with respect to the application of the policy in connection with particular facts and circumstances, all as the Hallmark Entertainment board of directors may determine, consistent with its fiduciary duties and in accordance with the stockholders agreement.

Certain Business Relationships and Conflicts of Interest

      Hallmark Entertainment Holdings controls all of our outstanding shares of Class B common stock, representing approximately 90% of the voting power on all matters submitted to our stockholders, and also owns a substantial number of shares of Class A common stock. Hallmark Entertainment Holdings’ control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer.

      Hallmark Entertainment Holdings’ control relationship with us also could give rise to conflicts of interest, including:

•	conflicts between Hallmark Entertainment Holdings, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•	conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment Holdings or its other affiliates, on the other hand; or

•	conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment Holdings and its affiliates, on the other hand.

      In addition, our directors, who are also officers or directors of Hallmark Entertainment Holdings or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us. For example, Robert A. Halmi, Jr. is our Chairman of the Board and also a Director and President of Hallmark Entertainment Holdings, which could create potential conflicts of interest. As a result, it is possible that we may receive less favorable contractual terms from Hallmark Entertainment Holdings or its affiliates than if none of our officers or directors had any affiliation with Hallmark Entertainment Holdings or its affiliates.

      Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

      In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

•	a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

•	a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

      For purposes of the policy:

•	a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

•	references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

•	the term “Hallmark Cards” means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

      The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

      Other than as disclosed above and under “— Stockholders Agreement and Registration Rights” and “— Corporate Opportunities Policy Established by Hallmark Entertainment”, there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

Transactions With JP Morgan Chase Bank

      We have a credit agreement with a syndicate of banks lead by JP Morgan Chase Bank providing a secured line of credit and term loan of up to a total of $320.0 million due August 31, 2006. As part of this credit facility, JP Morgan Chase Bank has committed to lend to us up to $45.0 million. At December 31, 2001, JP Morgan Chase Bank had outstanding loans to us under the line of credit of $37.4 million. Each loan under the credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. We are required to pay a commitment fee of 0.5% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. We paid a total of $262,000 in interest and $304,736 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2001.

      JP Morgan Chase Bank serves as an indenture trustee for debentures issued by us to Crown Media Trust in connection with the issuance of preferred securities by Crown Media Trust in a private placement. JP Morgan Chase Bank serves as the property trustee under the trust creating the Crown Media Trust, which is one of several trustees of the Crown Media Trust, and also as the preferred guarantee trustee relating to our guarantee of the preferred securities issued by Crown Media Trust. Chase Manhattan Bank USA, National Association, an affiliate of JP Morgan Chase Bank, serves as the Delaware trustee of Crown Media Trust, which is a trustee with its principal place of business in the State of Delaware. We incurred fees and disbursements to JP Morgan Chase Bank and Chase Manhattan Bank USA, National Association for these trustee services during the year ended December 31, 2001, which will be paid during 2002.

      Arnold L. Chavkin, one of our directors, and JP Morgan Partners (BHCA), L.P., a beneficial owner of more than 5% of our outstanding Class A common stock, are related parties to JP Morgan Chase & Co. and its wholly-owned subsidiary, JP Morgan Chase Bank. JP Morgan Chase & Co. is a publicly-traded financial holding company. JP Morgan Partners (BHCA), L.P. is an indirect non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Chase & Co. owns 100% of JPMP Capital Corp., the sole general partner of JPMP Market Fund Manager L.P., which in turn is the sole general partner of JP Morgan Partners (BHCA), L.P. JP Morgan Chase & Co. also owns 100% of Chatham Ventures, Inc. which is the sole limited partner of JP Morgan Partners (BHCA), L.P. JPMP Master Fund Manager, L.P. is the sole general partner of JP Morgan Partners (BHCA), L.P. JPMP Capital Corp. is the sole general partner of JPMP Master Fund Manager, L.P., and limited partners of JPMP Master Fund Manager, L.P. are comprised of investment professionals, including Mr. Chavkin, and others. JPMP Capital Corp. is a 100% non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Partners, LLC serves as the management company for the private equity organization of JP Morgan Chase & Co., known as JP Morgan Partners. JP Morgan Partners, LLC is an indirect 100% subsidiary of JP Morgan Chase & Co. and is a direct wholly-owned subsidiary of JPMP Capital Corp. JP Morgan Partners, LLC is the employer of JP Morgan Partners’ staff in New York City.

      Mr. Chavkin is an Executive Partner of JP Morgan Partners, LLC, an Executive Vice President of JPMP Capital Corp. and one of the limited partners of JPMP Master Fund Manager, L.P. He is not an officer of JP Morgan Chase & Co. or JP Morgan Chase Bank. He also serves as an Executive Vice President or executive partner of certain domestic entities and global funds of various JP Morgan Partners related entities.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Auditors for 2002

      On April 22, 2002, the Audit Committee of our Board of Directors dismissed Arthur Andersen LLP as our independent public accountant and engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2002. Arthur Andersen LLP has audited the accounts of Crown Media Holdings since 1998. We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

      Arthur Andersen LLP’s reports on our consolidated financial statements for the past two years ended December 31, 2000 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During our two most recent fiscal years ended December 31, 2000 and December 31, 2001 and the period from January 1, 2002 to April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference to the subject matter of the disagreement in connection with their report. In addition, during the above period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We have provided Arthur Andersen LLP with a copy of the foregoing statements.

      During our two most recent fiscal years ended December 31, 2000 and December 31, 2001 and the period from January 1, 2002 to April 22, 2002, we did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

      Arthur Andersen LLP, our principal accountant in fiscal year 2001, has billed an aggregate of $691,498 in fees for professional services rendered for:

•	the audit of the annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001; and

•	the review of the unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen, during fiscal year 2001, performed an information technology management review for Crown Media United States, and billed $32,304 in relation to such review.

All Other Fees

      Arthur Andersen billed us an aggregate of $92,651 for all other services rendered to us in fiscal year 2001, which included services provided to us in relation to tax, benefit plan and executive compensation issues.

Independence

      The Audit Committee has considered whether, and concluded that, the additional services provided by Arthur Andersen were compatible with maintaining the independence of Arthur Andersen.

REPORT OF THE AUDIT COMMITTEE

      Management is responsible for the Company’s internal controls, and the Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit provided by the Company’s auditors.

      The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU s. 380);

•	received the written disclosures and the letter from the independent accountants related to the accountants’ independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the accountants’ independence with the independent auditors.

      Based on the Audit Committee’s review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John P. Mascotte, Chairman

Arnold L. Chavkin
Peter A. Lund

SUBMISSION OF STOCKHOLDER PROPOSALS

      The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), for inclusion in the proxy statement for the next annual meeting is December 30, 2002.

      Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company’s year 2003 annual meeting, notice must be received by March 1, 2003. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

OTHER BUSINESS

      The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors

/s/ JUDITH WHITTAKER
JUDITH WHITTAKER
Secretary

April 29, 2002

APPENDIX A

EMPLOYMENT AGREEMENT

      Agreement, made this 18th day of September, 2001, between Crown Media Holdings, Inc., a Delaware corporation with offices at 6430 South Fiddlers Green Circle, Suite 500, Greenwood Village, Colorado 80111, or its permitted assigns (“Employer”), and David Evans, 1464 Lindacrest Drive, Beverly Hills, California 90210 (“Employee”).

WITNESSETH:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

      1.     Employment and Duties.

(a) Effective September 18, 2001 (the “Effective Date”), Employer hereby employs Employee and Employee hereby agrees to serve as President and Chief Executive Officer reporting only to the Board of Directors of Employer with no other person interposed as an officer in the reporting relationship to such Board. Employee agrees to perform such services consistent with Employee’s position as shall, from time to time, be reasonably assigned to Employee, including but not limited to development of existing and new channels which Employer owns or in which Employer invests. Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the “Term” (as “Term” is defined in Paragraph 2 below. Nothing herein shall prevent Employee from spending time on his own investment activities, subject to compliance with Paragraph 7 and subject to such activities not materially impairing the performance of Employee’s duties hereunder.

(b) Employee’s primary duties shall be to act as the chief executive officer and operating head of Employer responsible for administering the approved annual budget and directing the overall development of Employer’s business subject to the guidance of the Board of Directors. Employee will be responsible for such television programs and other audiovisual properties (collectively, the “Properties” and individually, a “Property”) as are reasonably assigned to him.

(c) Employer and its owners may be incorporating subsidiary production or distribution companies for the development or distribution of individual Properties. Employer shall have the right to loan or make available, without additional compensation to Employee, Employee’s services as an officer or director to any such subsidiary, provided that his duties as an officer of any such subsidiary shall be consistent with his duties hereunder and shall not increase his duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee’s services for each such subsidiary.

(d) Employer will use reasonable efforts to procure Employee’s election to its Board of Directors.

      2.     Term of Employment. The term of Employee’s employment (“Term”) with Employer shall commence on the Effective Date and shall end on the day before the third anniversary of the Effective Date in 2004, unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

      3.     Compensation.

(a) Salary; Signing Bonus. As soon as practicable following execution of this Agreement, Employer shall pay Employee a signing bonus of $100,000. As compensation for Employee’s services hereunder, Employer shall pay to Employee a salary at the annual rate of $1,000,000 per year from the

Effective Date until September 17, 2002, $1,100,000 per year from September 18, 2002 through September 17, 2003 and $1,250,000 per year from September 18, 2003 through the end of the Term. Such salary shall be paid biweekly, in arrears. Employer shall review, in good faith, Employee’s salary annually for a possible increase based on Employee’s performance and based on salary levels for comparable positions in comparable companies.

(b) Performance Bonus. As of the day before each anniversary of the Effective Date through the end of the Term, Employee shall be entitled to a performance bonus of up to 100% of his then annual rate of salary if Employer has achieved specific levels of performance, determined as follows. If Employer for each 12-month period ending the day before each anniversary of the Effective Date achieves the following percentage of Employer’s business plan for both revenue and EBITDA as accepted by Employer’s Board of Directors for that period, Employee shall receive the percentage of the performance bonus specified below:

Percentage of Plan Achieved	Percent of Bonus

Less than 70%	0%
70% up to 80%	33	1/3%
80% up to 95%	66	2/3%
95% or more	100%

Both revenue and EBITDA shall be determined consistently with past practices. In addition, Employer in its sole discretion may pay an additional bonus to Employee.

(c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, and such other deductions as may be required by law.

(d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, first-class travel and hotel accommodations, meals and other expenditures incurred by Employee in connection with Employee’s services to Employer in accordance with Employer’s expense account policies for its senior executive personnel and Employer’s past practices relative to Employee.

(e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) four weeks paid vacation per year, (ii) 1,000,000 non-qualified stock options under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan pursuant to the grant attached hereto as Exhibit A, and (iii) any other fringe benefits, on terms that are or may become available generally to senior executives of Employer or to any executive of Employer more senior to Employee, whichever is more favorable to Employee.

      4.     Place of Employment, Personal Assistant. During the Term, Employee shall be required to perform Employee’s duties at the Los Angeles office of Employer, and Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee’s duties hereunder. Employee’s current personal assistant will be employed by Employer as Employee’s personal assistant.

      5.     Confidentiality, Intellectual Property, Name and Likeness.

(a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer (and its principal owners, executives, representatives and employees who need to know such information) or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee’s duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to his own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the President of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

(b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer’s request, to do whatever is reasonably necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer’s expense.

(c) Employer shall have the right in perpetuity to use Employee’s name reasonably in connection with credits for Properties for which Employee performs any services.

      6.     Employee’s Representations. Employee represents and warrants that:

(a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder;

(b) To the best of Employee’s actual knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee’s ability to perform satisfactorily Employee’s services hereunder,

      7.     Non-Competition, No Raid.

(a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the “Other Business”).

(b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not (i) employ or knowingly attempt to employ or assist anyone else to employ any person who is, at the date of termination of Employee’s employment, working as an. officer, policymaker or in high-level creative, development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer, (ii) publicly disparage Employer or (iii) interfere with Employer’s relationships with suppliers, customers or other organizations or individuals with which the Employer now or hereafter has a business relationship.

      8.     Termination.

(a) This Agreement may be terminated and the Term ended on five business days written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

(i) The death of Employee;

(ii) By Employer, on the physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding 90 consecutive days or an aggregate of 180 business days during any 12-month period of the Term. For purposes of counting the aggregate of 180 business days, days properly designated by Employee as vacation days shall not be counted;

(iii) By Employer, for “cause,” which for purposes of this Agreement shall be defined as:

(A) the illegal use of a controlled substance, or the immoderate use of alcohol, either of which adversely, materially and frequently affects Employee’s performance of Employee’s services under this Agreement;

(B) Employee’s conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

(C) Employee’s persistent and material failure after written notice to perform, or Employee’s persistent refusal to perform after written notice, Employee’s significant duties and responsibilities pursuant to this Agreement as determined by the Board of Directors; or

(D) Employee’s commission of significant acts of theft or embezzlement in financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of his duties hereunder.

(iv) By Employee, for “good reason” which phrase shall mean: (a) a material breach by Employer of any of its material obligations to Employee hereunder which Employer has failed to cure within ten business days after written notice from Employee specifying such breach; or (b) a Change of Control (defined hereafter) of Employer and Employee thereafter ceasing to be employed hereunder for any reason not described in Paragraph 8(a)(i) or (ii).

(b) Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with not less than 30 days advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b), the Employer shall pay to the Employee the remaining amounts described in Paragraph 3(a) above for the balance of the Term as if there had been no termination of this Agreement (or if less than 180 days are left in the Term at the termination of employment, for 180 days as if there had been no termination of this Agreement) plus any bonus achieved under Paragraph 3(b) for the period in which termination occurs, all options described in Paragraph 3(e) shall vest immediately, and Employer shall have no further obligations to Employee hereunder. If Employer terminates Employee under this Paragraph 8(b), Paragraphs 7(a) and 7(b) shall not apply from the date of termination.

(c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i) and 8(a)(iii)(A)-(D) above, Employee shall be paid Employee’s salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs after which Employer’s obligation to pay salary to Employee shall terminate. Should Employer terminate this Agreement due to Employee’s disability as defined above in Paragraph 8(a)(ii), Employee shall continue to receive six months of salary. After making the payments provided for in this subparagraph (c), Employer shall have no further obligations to Employee.

(d) If Employee validly terminates this Agreement for good reason, Employer shall pay to Employee within 30 days after such notice of termination the remaining amounts described in Paragraph 3(a) above for the balance of the Term, as if there had been no termination of this Agreement (plus any bonus achieved under Paragraph 3(b) for the period in which termination occurs), all options described in Paragraph 3(e) shall vest immediately, and Employer shall have no further obligations to Employee hereunder. If Employee terminates this Agreement under this Paragraph 8(d), Paragraphs 7(a) and 7(b) shall not apply from the date of termination.

(e) Upon termination of this Agreement, Employee shall promptly return all of Employer’s property to Employer.

(f) Upon termination of Employee’s employment for any reason, Employee shall tender Employee’s resignation from the Board of Directors of any of Employer’s subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

(g) A “Change of Control” shall mean (i) an acquisition of shares, or a merger or other business combination, of Employer so that Hallmark Cards, Incorporated or its current or future subsidiaries (“Current Owners”) no longer elect a majority of the Board of Directors of Employer, (ii) a sale of all or substantially all of the assets of Crown to persons other than the Current Owners or (iii) a liquidation of Crown.

      9.     Breach; Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia,if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of New York shall apply to any dispute or action regarding this agreement and Employee agrees to submit to the jurisdiction of any court of competent jurisdiction in New York in any such action and agrees to waive all objections to such jurisdiction, including (but not limited to) any objections based upon lack of personal jurisdiction or venue or forum non conveniens.

      10.     Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although he may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

      11.     Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

      12.     Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed (including the Employment Agreement dated March 1, 1999, as amended, with Employer), and sets out the full agreement between the parties concerning its subject matter.

      13.     Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee’s address first written above and, in the case of Employer, addressed to its President with a copy to General Counsel, Hallmark Cards, Incorporated, 2501 McGee Trafficway, Kansas City, Missouri 64108. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      14.     Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

      15.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.

By:	/s/ ROBERT HALMI, JR.

Title:	Chairman of the Board

EMPLOYEE

/s/ DAVID EVANS

David Evans

EXHIBIT A

To the Employment Agreement of David Evans

      1,000,000 non-qualified stock options are hereby granted to David Evans effective as of September 18, 2001 pursuant to the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan. The exercise price of the stock options shall be the closing price of the Company’s stock on that date. The stock options shall vest one-third on August 1, 2002, one-third on August 1, 2003, and one-third on August 1, 2004. Options may be exercised when vested. The term of the options shall be as follows: one-third of the then unexercised options shall expire on October 1, 2004, another one-third of the then unexercised options shall expire on February 1, 2005 and all remaining unexercised options shall expire on August 1, 2005.

APPENDIX B

Audit Committee Charter

Organization

      This charter governs the operation of the Audit Committee (the “Committee”). The Committee shall review and reassess the adequacy of the charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the charter. The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if the Board in its business judgement determines that they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

      The Committee shall provide oversight relating to the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit process of the Company’s annual financial statements. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

Responsibilities and Processes

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, shall discuss with the independent auditors and management their judgement of the quality, not just the acceptability, of the Company’s financial reporting.

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may modify them, as it deems appropriate.

•	Annually, the Committee together with the Board shall evaluate and appoint the Company’s independent auditors. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee shall receive periodic reports from the independent auditors regarding the auditors’ independence, and discuss with the auditors such reports and the matters included in the written disclosures required by the Independence Standards Board. If necessary, the Committee shall recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	The Committee shall require the independent auditors to review the Company’s interim financial statements prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K, including their respective judgments about the quality, not

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just acceptability, of the accounting principles. Based on these reviews, the Committee shall annually report to the Board whether the Committee recommends inclusion of the financial statements in the Company’s Form 10-K. The Committee shall discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements including the effect of alternative acceptable accounting policies on the Company’s financial statements.

•	The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee will discuss with the independent auditor the results of its review of each interim financial statement for a quarter.

•	The Committee shall review and approve any non-audit services, other than tax and accounting consulting directly related to audit compliance, that management of the Company propose be rendered by the firm performing the Company’s independent audit.

•	The Committee shall review any proposed employment offer by the Company to an employee or former employee of the independent auditor and discuss with the management the actions intended to be taken by management and the independent auditor to ensure that the auditor maintains independence.

•	The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

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APPENDIX C

Form of Proxy

The Board Recommends a Vote FOR the Board’s nominees and “FOR” Item 2.

Please mark your votes as indicated in this example

1. Election of directors:
01 Robert A. Halmi, Jr. 02 David J. Evans
03 Wilford V. Bane, Jr. 04 Arnold L. Chavkin
05 Robert J. Druten 06 Donald J. Hall, Jr.
07 Irvine O. Hockaday, Jr. 08 David B. Koff
09 Peter A. Lund 10 John P. Mascotte	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left

(INSTRUCTION: To withhold authority for any individual nominee, write the nominee’s name on the line immediately below.)

2.	Approval of CEO’s Performance Based Compensation:	FOR	AGAINST	ABSTAIN

3. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES AND “FOR” ITEM 2.

Address Change? Mark Box Indicate changes below:
Dated:_____________________________________________, 2002

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

o FOLD AND DETACH HERE o

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Daylight Time the business day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail

http://www.eproxy.com/crwn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	1-800-435-6710
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 30, 2002
11:00 a.m.

12700 Ventura Boulevard, Suite 100
Studio City, California

PROXY

     The Board solicits this proxy for use at the Annual Meeting on May 30, 2002.

     The shares of stock you hold in your account will be voted as you specify on the reverse side.

     If no choice is specified, the proxy will be voted “FOR” the Board’s nominees and “FOR” Item 2.

     By signing the proxy, you revoke all prior proxies and appoint Robert A. Halmi, Jr., David J. Evans and William J. Aliber, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

o FOLD AND DETACH HERE o